Exhibit 5

[Baker & Hostetler LLP letterhead]

March 31, 2004

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by American Dental Partners, Inc. (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the United States Securities and Exchange Commission covering the registration of 2,582,397 shares of the Company’s outstanding Common Stock, $.01 par value (the “Shares”) to be offered by certain selling stockholders of the Company.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We hereby expressly consent to any reference to our firm in the Registration Statement, and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Baker & Hostetler LLP

/s/ Amy M. Shepherd

Amy M. Shepherd, Partner